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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              InnoPet Brands Corp.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  Delaware                                 65-0639984
          ------------------------                    -------------------
         (State of incorporation                       (I.R.S. Employer
             or organization)                        Identification No.)


         One East Broward Blvd.
               Suite 1100
        Fort Lauderdale, Florida                            33301
---------------------------------------                   ---------
(Address of principal executive offices)                  (Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None
                      -----------------------------------

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. / /

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

        Securities to be registered pursuant to Section 12(g) of the Act:

            Unit, Each Unit consisting of 1 share of Common Stock and
                   1 Redeemable Common Stock Purchase Warrant
                   ------------------------------------------
                                (Title of Class)

                          Common Stock, $0.01 par value
                   ------------------------------------------
                                (Title of Class)

                    Redeemable Common Stock Purchase Warrants
                   ------------------------------------------
                                (Title of Class)


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Item 1. Description of Registrant's Securities to be Registered
------- -------------------------------------------------------

         The information in Registrant's preliminary prospectus filed with the Commission on September 19, 1996, as part of the Registrant's Form SB-2 Registration Statement under the Securities Act of 1933, Number 333-12275, and all amendments thereto, ("Registrant's Form SB-2"), contained under "Description of Securities" (pages 33 through 34), is incorporated by reference in response to this item. A copy of the relevant portion of said information is attached hereto as Exhibit 1.

Item 2. Exhibits
------- --------


Exhibit No.     Description
-----------     -----------

    1           Pages 33-34 from the Registrant's Form SB-2.

    2 Registrant hereby incorporates by reference the Certificate of Incorporation of the Registrant, as amended, filed as Exhibit
                3.1 to the Registrant's Form SB-2.

    3 Registrant hereby incorporates by reference the Bylaws of the Registrant, filed as Exhibit 3.2 to the Registrant's Form SB-2.

    4 Registrant hereby incorporates by reference the Specimen of Registrant's Form of Redeemable Warrant Certificate, filed as
                Exhibit 4.1 to the Registrant's Form SB-2.

    5 Registrant hereby incorporates by reference the Specimen of Registrant's Certificate of Share of Common Stock, filed as
                Exhibit 4.3 to the Registrant's Form SB-2.


                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  October 21, 1996

                                         InnoPet Brands Corp.


                                         By:  /s/ Marc Duke
                                             ----------------------------------
                                         Name:    Marc Duke
                                         Title:   Chief Executive Officer



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                     DESCRIPTION OF THE COMPANY'S SECURITIES

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

Units

         Upon consummation of this Offering, the Company will have outstanding 2,250,000 Units, each Unit consisting of one share of Common Stock, $.01 par value, and one Redeemable Warrant. The Common Stock and Redeemable Warrants may only be purchased as United in the Offering, but are immediately detachable and separately tradeable. The Company and the Underwriter may jointly determine, based upon market conditions, to delist the Units upon the expiration of the 30 day period commencing on the date of this Prospectus.

Common Stock

         The Company's authorized common stock consists of 25,000,000 shares of Common Stock. As of August 30, 1996, there were issued and outstanding 1,878,378 shares of Common Stock of the Company. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, subscription or redemption rights, and there are no conversion or similar rights with respect to such shares. The outstanding shares of Common Stock are fully paid and nonassessable. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

Preferred Stock

         The Company is authorized to issue up to 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could materially adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors -- Possible Adverse Effects of Authorized Preferred Stock."

Redeemable Warrants

         Each Redeemable Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $______ [150% of the initial public offering per Unit] per share, subject to adjustment, commencing immediately. The Redeemable Warrants expire on ______________ __, 2001 [60 months from the date of this Prospectus]. The Redeemable Warrants will be subject to redemption, subject to the prior written consent of the Underwriter, at a price of $.05 per Redeemable Warrant commencing ____________, 1997 [12 months from the date of this Prospectus] on 30 days' written notice provided the average closing bid price of the Common Stock as reported by Nasdaq (or the last sale price if listed on a national securities exchange), equals or exceeds 150% of the warrant exercise price per share for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. The holder of a Redeemable Warrant will lose his right to purchase if such right is not exercised prior to redemption by the Company on the date for redemption specified in the Company's notice of redemption or any later date specified in a subsequent notice. Notice of redemption by the Company shall be given by first class mail to the holders of the Redeemable Warrants at their addresses set forth in the Company's records.




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         The exercise price of the Redeemable Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including a stock split of, or stock dividend on, or a subdivision, combination or recapitalization of, the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable Redeemable Warrant holders to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrant. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

         The Redeemable Warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company. Upon notice to the Redeemable Warrant holders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants.

Transfer Agent, Warrant Agent and Registrar

         The Company's Transfer Agent, Warrant Agent and Registrar is Continental Stock Transfer & Trust Company, 2 Broadway, New York, NY 10004.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this Offering, there has been no public market for the Units, the Common Stock or the Redeemable Warrants. No prediction can be made of the effect, if any, that future market sales of the Common Stock, the Redeemable Warrants or the availability of such shares or warrants for sale will have on the prevailing market price of the Securities following this Offering. Nevertheless, sales of substantial amounts of such shares or warrants in the open market following this Offering could adversely affect the prevailing market price of the Units, Common Stock or Redeemable Warrants.

         Upon completion of this Offering, the Company will have 4,128,378 shares of Common Stock outstanding. All of the 2,250,000 shares of Common Stock and 2,250,000 Redeemable Warrants included in the Units sold in this Offering will be freely tradeable without restriction or further registration under the Securities Act unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. In addition, 1,000,000 Redeemable Warrants, held by the Selling Securityholders, and 1,000,000 shares of Common Stock underlying such warrants, are being registered on this Offering, but cannot be sold without the consent of the Underwriter as described below. The remaining 1,878,378 shares may be deemed "restricted securities," and may not be sold except in compliance with Rule 144 under the Securities Act. Rule 144, in essence, provides that a person holding restricted securities for a period of two years may publicly sell in brokerage transactions at an amount equal to one percent of the Company's outstanding Common Stock every three months or, if greater, a percentage of the shares publicly traded during a designated period. Of such 1,878,378 shares, 100 shares will be eligible for sale under Rule 144 beginning in January, 1998, 1,182,332 shares will be eligible for sale under Rule 144 beginning in March, 1998; and 43,497 shares will be eligible for sale under Rule 144 beginning in June, 1998. The remaining 652,449 shares were purchased by employees by notes and at this time it is not possible to state when such shares will be eligible for sale under Rule 144 other than the earliest they might be eligible for sale under Rule 144 is September, 1998 if the notes were to be satisfied in September, 1996.

         Each of the Company's officers and directors and all stockholders and Selling Securityholders have agreed that for a period of 18 months from the date of this Prospectus they will not sell any of the Company's securities without the prior written consent of the Underwriter. They have further agreed that any sales of the Company's securities owned by them will be executed through the Underwriter for a 24 month period from the date hereof.